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                        TERMINATION PROTECTION AGREEMENT

                  AGREEMENT effective March 17, 2000 between Joseph E. Seagram & Sons, Inc. and Daniel Paladino (the "Executive").

                  Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company. The Company believes that its best interests will be served if Executive is encouraged to remain with the Company. The Company has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Company, and the Company's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of SCL. Accordingly, the Company and Executive agree as follows:

         1.       Defined Terms.

                  Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

         2.       Effective Date; Term.

                  This Agreement shall be effective as of March 17, 2000 (the "Effective Date") and shall remain in effect until March 31, 2003 (the "Term"); provided, however, that commencing with March 31, 2001 and on each anniversary thereof (each an "Extension Date"), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto written notice before the applicable Extension Date that the Term shall not be so extended. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for three years following the Change of Control.

         3.       Change of Control Benefits.

                  If Executive's employment with the Company is terminated at any time within the three years following a Change of Control by the Company without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the payments and benefits provided hereafter in this
Section 3 and as set forth in this Agreement. If Executive's employment by the Company is terminated prior to a Change of Control by the Company (i) at the request of a party (other than the Company or SCL) involved in the Change of Control or (ii) otherwise in connection with or in anticipation of a Change of Control that subsequently occurs, Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Agreement, and Executive's Termination Date shall be deemed to have occurred immediately following the Change of Control. Notwithstanding the foregoing, in the event there is another agreement (e.g. an employment agreement) between the Company and Executive in effect upon the Termination Date, which agreement by its terms provides for termination payments or benefits, under the applicable circumstances (whether or not in connection with a change of control), that are greater than the applicable payments and benefits provided in any of subsections
(a) through (g) of this
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                                                                               2

Section 3 (the "Other Benefits"), then Executive shall receive the Other Benefits in lieu of any payments or benefits under such subsection. For example, if Executive is covered by an employment agreement that provides for a higher amount of cash severance, in the event Executive is terminated by the Company without Cause, than that provided by Section 3(a) hereof, such higher amount of cash severance would be payable in lieu of the cash severance set forth in
Section 3(a), but the payments and benefits set forth in Section 3(b) through
(g) would remain applicable. Notice of termination without Cause or for Good Reason shall be given in accordance with Section 12, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

                  a. Severance Payments. Within fifteen business days after the Termination Date, the Company shall pay Executive a cash lump sum equal to:

                           (1) three times Executive's Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher; provided that if any reduction of the Base Salary, or any failure to increase the Base Salary pursuant to an agreement between Executive and the Company, has occurred, then the Base Salary on either date shall be as in effect immediately prior to such reduction or after giving effect to such increase, as the case may be; and

                           (2) three times Executive's Target Bonus in effect on the date of the Change of Control or the Termination Date, whichever is higher; provided that if any reduction of the Target Bonus, or any failure to increase the Target Bonus pursuant to an agreement between Executive and the Company, has occurred, then the Target Bonus on either date shall be as in effect immediately prior to such reduction or after giving effect to such increase, as the case may be; and

                           (3)      Executive's Target Bonus (as determined in
                                    (2), above) multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the Company fiscal year in which the Termination Date occurs and the denominator of which shall equal 365.

                  b. Treatment of Stock Options. Any unvested stock options outstanding on the date of the Change of Control (and any options into which such options are converted or options granted in substitution for such unvested options) shall become fully exercisable, and shall remain exercisable for the period applicable to vested options under the applicable option agreement.

                  c. Continuation of Benefits. Until the third anniversary of the Termination Date, the Company shall, at its expense, provide Executive and his or her
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                                                                               3

                           spouse and dependents with medical, life insurance and disability coverages at the level provided to Executive immediately prior to the Change of Control; provided, however, that if Executive becomes employed by a new employer, continuing coverage from the Company will become secondary to any coverage afforded by the new employer.

                  d. Payment of Earned But Unpaid Amounts. Within fifteen business days after the Termination Date, the Company shall pay Executive the Base Salary through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, all compensation previously deferred by Executive but not yet paid and reimbursement for any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date. Executive shall also receive such employee benefits, if any, to which Executive may be entitled from time to time under the employee benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (d), the "Accrued Benefits").

                  e. Additional Benefit Plan Service and Age. For purposes of eligibility for retirement, for early commencement or actuarial subsidies under any Company pension, medical reimbursement or life insurance plan (or any such alternative contractual arrangement that the Executive may have with the Company), Executive will be credited with an additional three years of service and age beyond that accrued as of the Termination Date; provided that if any benefits afforded by this Agreement, including the benefits arising from the grant of additional service and age, cannot be provided under the qualified pension plan of the Company due to the qualification provisions of the Code, the benefit, or its equivalent in value, shall be provided under a nonqualified pension plan of the Company.

                  f. Supplemental Retirement and Profit Sharing Benefits. Executive will become fully vested in any unfunded pension benefit provided under any nonqualified pension plan, program or arrangement in which he or she participates (including, without limitation, the Benefit Equalization Plan and the Supplemental Retirement Account Plan).

                  g. Outplacement Counseling. For the three-year period following the Termination Date (or, if earlier, the date Executive first obtains full-time employment after the Termination Date), the Company shall reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive.
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                                                                               4


         4.       Mitigation.

                  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and, subject to Section 3(c), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

         5.       Gross-Up.

                  a. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  b.       All determinations required to be made under this
                           Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers or such other nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to
                           individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can
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                                                                               5

                           be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
                           Section 5, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
                           Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  c. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive
                           shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company
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                                                                               6

                           shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  d. If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 5, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

         6.       Termination for Cause.

                  Nothing in this Agreement shall be construed to prevent the Company from terminating Executive's employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Agreement, except for the Accrued Benefits.

         7.       Indemnification; Director's and Officer's Liability Insurance.
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                                                                               7


                  Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director's and Officer's liability insurance on behalf of Executive, at the level in effect immediately prior to the Termination Date, for the three year period following the Termination Date, and throughout the period of any applicable statute of limitations.

         8.       Costs of Proceedings.

                  Each party shall pay its own costs and expenses in connection with any legal proceeding (including arbitration), relating to the interpretation or enforcement of any provision of this Agreement, except that the Company shall pay such costs and expenses, including attorneys' fees and disbursements, of Executive if Executive prevails in such proceeding.

         9.       Assignment.

                  Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If SCL shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. SCL shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of SCL, by agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 9 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

         10.      Withholding.

                  Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

         11.      Applicable Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

         12.      Notice.

                  For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective
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                                                                               8

addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         If to the Company:

         Joseph E. Seagram & Sons, Inc.
         375 Park Avenue
         New York, New York 10152

         Attention: General Counsel

         If to Executive:

         To the most recent address of Executive set forth in the personnel records of the Company.

         13.      Entire Agreement; Modification.

                  This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements expressly concerning the effect of a Change of Control on the relationship between the Company and the other members of the Company and Executive. Except as expressly provided herein, this Agreement shall not interfere in any way with the right of the Company to reduce Executive's compensation or other benefits or terminate Executive's employment, with or without Cause. Any rights that Executive shall have in that regard shall be as set forth in any applicable employment agreement between Executive and the Company. This Agreement may be changed only by a written agreement executed by the Company and Executive. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective to the degree necessary to preserve "pooling of interests" accounting treatment (as reasonably determined by the Company).
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                                                                               9

         14.      Counterparts.

                  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the 17th day of March, 2000.

                             JOSEPH E. SEAGRAM & SONS, INC.


                             By:         /s/ John Borgia
                             --------------------------------------------------
                             Title:  Executive Vice President - Human Resources


                                         /s/ Daniel R. Paladino
                             -------------------------------------------------
                                                EXECUTIVE

                                   SCHEDULE A

                               CERTAIN DEFINITIONS

                  As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

         I. "Act" means the Securities Exchange Act of 1934, as amended.

         II. "Base Salary" means Executive's annual rate of base salary in effect on the date in question.

         III. "Bonus" means the amount payable to Executive under the Company's applicable annual bonus plan with respect to a fiscal year of the Company.

         IV. "Cause" means either of the following:

                  (1) If Executive has an employment agreement, the definition contained therein; otherwise

                  (2) (i) conviction of a felony under the laws of the United States or any state thereof or Canada, or (ii) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder, or Executive's repeated willful refusal to perform Executive's duties (not including any duties in excess of Executive's duties immediately prior to the Change of Control) which, in each case, results in demonstrable harm to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates.

         V. "Change of Control" means the first to occur of any of the following:

                  (1) any "person" or "group" (as described in the Act) becomes the beneficial owner of 25% or more of the combined voting power of the then outstanding voting securities with respect to the election of the SCL Board of Directors, and also holds more than any group or person who is the beneficial owner, on the Effective Date, of over 20% of SCL common shares. "Person" does not include any SCL or Company employee benefit plan, any company the shares of which are held by SCL's shareholders in substantially the same proportion as they held SCL stock, or any testamentary trust or estate;

                  (2) any merger, consolidation, amalgamation, plan of arrangement, reorganization or similar transaction involving SCL, other than, in the case of any of the foregoing, a transaction in which SCL shareholders immediately prior to the transaction hold immediately thereafter, in the same proportion as immediately prior to the transaction, not less than

                           50.1% of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity;

                  (3) any change in a majority of SCL's Board of Directors within a 24-month period unless the change was approved by a majority of the Incumbent Directors;

                  (4) any liquidation or sale of all or substantially all of the assets of SCL; or

                  (5) any other transaction so denominated by SCL's Board of Directors.

         VI. "Code" means the Internal Revenue Code of 1986, as amended.

         VII. "Company" means Joseph E. Seagram & Sons, Inc. and, after a Change of Control, any successor or successors thereto.

         VIII. "Good Reason" means any of the following actions on or after a Change of Control, without Executive's express prior written approval, other than due to Executive's Permanent Disability or death:

                  (1) any decrease in, or any failure to increase in accordance with an agreement between Executive and the Company, Base Salary or Target Bonus;

                  (2) any decrease in Executive's pension benefit opportunities or any material diminution in the aggregate employee benefits, in each case, afforded to the Executive immediately prior to the Change of Control; for this purpose employee benefits shall include, but not be limited to life insurance, medical and disability benefits, flexible perquisites and matching gifts;

                  (3) any diminution in Executive's title or reporting relationship, or substantial diminution in duties or responsibilities (other than solely as a result of a Change of Control in which SCL immediately thereafter is no longer publicly held);

                  (4) any relocation of Executive's principal place of business of 35 miles or more, other than normal travel consistent with past practice; or

                  (5) Executive's notice of termination of employment within the thirty-day period following the first day of the 14th month following the Change of Control (the "First Day"), unless either (a) the Chief Executive Officer of SCL immediately prior to the Change of Control is still the Chief Executive Officer of SCL (or a company that directly or indirectly owns at least 50.1% of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of SCL or its successor (a "Parent Company")) on the First Day (or he fails to be the Chief Executive Officer by reason of death or Permanent Disability) or (b)

                           Executive is serving as an officer of SCL, and SCL is a Publicly Traded Company (or, if SCL is not a Publicly Traded Company), then of a Parent Company that is a Publicly Traded Company, without having experienced a diminution in title or reporting relationship or a substantial diminution in duties or responsibilities in such capacity.

                  Except as provided in (5) above, Executive shall have six months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason.

         IX. "Incumbent Director" means a member of SCL's Board of Directors at the beginning of the period in question, including any director who was not a member of SCL's Board of Directors at the beginning of such period but was elected or nominated to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

         X. "Permanent Disability" means inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of his regular duties which inability has lasted for six months and is reasonably expected to be permanent.

         XI. "Publicly Traded Company" means a company whose common equity securities (including American Depositary Shares or American Depositary Receipts relating to such equity securities) are traded or quoted on a principal United States, Canadian or European stock market or trading system, and are owned by more than 1,000 shareholders.

         XII. "SCL" means The Seagram Company Ltd. and, after a Change of Control, any successor or successors thereto.

         XIII. "Target Bonus" means the target Bonus established for Executive, whether expressed as a percentage of Base Salary or a dollar amount.